Exhibit 10.1
RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1. David Nelson-Gal (“Executive”) is employed by Interwoven, Inc. (the “Company”) as its Senior Vice President, Engineering. Executive and the Company are parties to an Employment Agreement of August 20, 2004 (the “Employment Agreement”). Executive has now decided to resign from his employment with the Company. It is the Company’s desire to provide Executive with a transition employment period that he would not otherwise be entitled to receive and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to kmancuso@interwoven.com) prior to that date.
     2. Executive hereby resigns from any positions that he holds as an executive officer of the Company, including his position as Senior Vice President, Engineering, effective as of August 18, 2008. Executive hereby resigns voluntarily from his employment with the Company effective as the earlier of (a) February 15, 2009; (b) the date on which Executive first accepts employment with any person or entity other than the Company; or (c) the date on which Executive provides the Company with email notice of his resignation sent to the email address listed in Paragraph 1 (the “Resignation Date”).
     3. During the period between August 18, 2008 and the Resignation Date, Executive will perform special projects under the direction of the Company’s Chief Executive Officer, and will conduct an orderly transition of his former duties and responsibilities to his successor. At all times during the remainder of his employment with the Company, Executive will perform his duties and assignments for the Company in a professional, satisfactory, and timely manner.
     4. Subject to Executive’s compliance with this Agreement and approval by the Interwoven Compensation Committee, the Company will provide Executive with the following after the Effective Date:
          (a) during the period between the date of this Agreement and the Resignation Date (the “Employment Period”), the Company will continue to pay Executive his current base salary; Executive’s base salary payments will be made in accordance with the Company’s normal payroll procedures, and will be subject to applicable withholding;
          (b) Executive is a participant in the Company’s 2008 Executive Officer Incentive Bonus Plan (the “Plan”), and subject to the terms of the Plan (as modified by subparagraphs (i)-(iii) below), Executive will be eligible to earn the following bonuses under the Plan:
               (i) if Executive’s employment terminates prior to December 31, 2008, Executive will receive a prorated portion of the Quarterly Bonus (as defined in the Plan) that he would have earned under Section 4.1 of the Plan for the quarter in which his termination occurs; his prorated bonus will be based upon the number of days that Executive was employed by the

Company during that quarter, and Executive will not earn any Quarterly Bonus under the Plan for any subsequent quarter;
               (ii) with respect to Executive’s MBO Target Bonus (as defined in the Plan), if Executive remains employed by the Company through December 31, 2008, he will earn the full amount of the MBO Target Bonus; if Executive’s employment terminates prior to December 31, 2008, Executive will receive a prorated portion of that bonus, with such proration based upon the number of days that Executive was employed by the Company during 2008; and
               (iii) if Executive’s employment terminates prior to December 31, 2008, Executive will not be eligible to receive all or any part of the Annual Bonus (as defined in the Plan) under Section 4.2 of the Plan.
          (c) during the Employment Period, Executive will continue to receive the same employee benefits that he is currently receiving, including group health insurance coverage, personal time off accrual, and stock option vesting; and
          (d) in the event that the Resignation Date occurs prior to February 15, 2009, the Company will pay Executive a lump sum separation payment equal to the base salary that Executive would have earned between the Resignation Date and February 15, 2009 pursuant to subparagraph (a); such separation payment, if any, will be subject to applicable withholding and will be paid to Executive on the next regular Company payroll date following the fifth business day after the Resignation Date.
Executive will not be eligible to earn any bonuses from the Company other than under the Plan as set forth in subparagraphs (b)(i)-(iii) above. Executive will not be eligible for any future Executive Officer Incentive Plan that may be adopted in 2009. Executive will be paid any accrued, unused personal time off that he has earned as of the Resignation Date. Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Paragraph 4.
     5. Executive and his successors release the Company, its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.
     6. The release of claims contained in Paragraph 5 will not apply to any rights or claims that cannot be released by Executive as a matter of law, and it shall not in any way affect or impair Executive’s right to be indemnified by the Company to the fullest extent permitted by any statute, law, or contract between the parties.

     7. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.
     8. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive, including that certain Employee Invention Assignment and Confidentiality Agreement between Executive and the Company. At a mutually agreeable time, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper or electronic form, and all copies thereof) that Executive prepared or received in the course of his employment with the Company. The Company will use its best efforts to help the Executive keep his existing cell phone number.
     9. Executive agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, or any of its products, its directors, or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.
     10. Executive agrees that for a period of one year following the Resignation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
     11. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
     12. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.
     13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option agreements between the parties and any agreements described in Paragraph 8, all of which agreements shall remain in full force and effect. The parties acknowledge and agree that the Employment Agreement is hereby terminated and of no further force or effect, except with respect to the arbitration paragraph at the end of page one of that agreement, which paragraph shall remain in full force and effect other than the last sentence of such paragraph, which is hereby deleted from that paragraph. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE TRANSITION EMPLOYMENT PERIOD DESCRIBED ABOVE, WHICH EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HIS EXECUTION OF THIS AGREEMENT.

Dated: August 18, 2008	/s/ David Nelson-Gal
David Nelson-Gal

INTERWOVEN, INC.
Dated: August 18, 2008	By:	/s/ Joe Cowan
Joe Cowan, CEO